UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 9, 2021

Date of Report (Date of earliest event reported)

PETVIVO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55167	99-0363559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5251 Edina Industrial Blvd. Edina, Minnesota	55349
(Address of principal executive offices)	(Zip Code)

(952) 405-6216

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PETV	The Nasdaq Stock Market LLC
Warrants	PETVW	The Nasdaq Stock Market LLC

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of a New Executive Officer

On September 9, 2021, the Company appointed Randall Meyer to serve as the Chief Operating Officer of PetVivo Holdings, Inc. (the “Company”). Mr. Meyer, age 57, has served as a director of the Company since April 2015. He previously served as the Chief Operating Officer of Gel-Del Technologies, Inc., our wholly-owned subsidiary from January 2009 to April 2015 and as the Chief Operating Officer of the Company from April 2015 to November 2017.

New Executive Officer Position

On September 9, 2021, the Company appointed John Dolan to serve as the Chief Business Development Officer of the Company. Mr. Dolan currently serves as the Company’s General Counsel and Secretary. He also has served as a director of the Company since March 2014.

2022 Executive Compensation Program

On September 9, 2021, the Compensation Committee of the Company’s Board of Directors approved the elements of the compensation program for the fiscal year ended March 31, 2022 (“fiscal 2022”) for the following executive officers of the Company: John Lai, President and Chief Executive Officer; Robert J. Folkes, Chief Financial Officer; Randall Meyer, Chief Operating Officer; and John Dolan, Chief Business Development Officer, General Counsel and Secretary (collectively, the “Executive Officers” or “Executives”).

The key elements of the 2022 executive compensation program are summarized below.

2022 Annual Base Salaries:. For the remainder of the fiscal 2022, the base salaries to be paid to the Company’s executive officers are:

●	Mr. Lai will be paid $275,000 per year;
●	Mr. Folkes will be paid $240,000 per year;
●	Mr. Meyer will be paid $220,000 per year;
●	Mr. Dolan will be paid $210,000 per year.

2022 Incentive Awards (Cash Bonuses). The Compensation Committee approved incentive awards that provide the Executives with an opportunity to earn additional cash compensation equal to fifty percent (50%) of their earned salary if the Company achieves a target revenue goal for the fiscal year ended March 31, 2022. If the target revenue goal is achieved, the Executives will receive the following bonuses: Mr. Lai - $101,042; Mr. Folkes - $105,625; Mr. Meyer – $64,167 and Mr. Dolan - $61,250. If the Company does not achieve the target revenue goal, the Executives will not receive any cash bonuses for fiscal 2022.

2022 Restricted Stock Awards. The Compensation Committee approved time-based restricted stock awards (“Restricted Stock Awards” or “Restricted Shares”) under the Company’s 2020 Equity Incentive Plan (“2020 Plan”) as follows:

●	Mr. Lai - 150,000 Restricted Shares;

●	Mr. Folkes - 54,000 Restricted Shares;

●	Mr. Meyer – 65,000 Restricted Shares;

●	Mr. Dolan - 65,000 Restricted Shares.

The time-based Restricted Stock Awards were granted on September 9, 2022. The number of time-based Restricted Shares awarded to each Executive Officer was determined by dividing his annual base salary by $4.50, the Company’s offering price in its $11.25 million public offering completed in August 2021. The Restricted Shares vest over a two and one half year period as follows: 1/3 of the shares vested on March 31, 2022, 1/3 on March 31, 2023 and 1/3 on March 31, 2024.

Except as described below, no time-based Restricted Shares will vest unless the Executive Officer remains in the continuous employ of the Company from the date of grant until the applicable vesting date. If a “change in control”, as defined in the 2020 Plan, occurs prior to vesting, all of the Restricted Shares will automatically vest upon consummate of the change in control. In addition, if the Executive is terminated without cause, any Restricted Shares that would have vested on or before the first anniversary of such termination had the Executive remain employed shall be accelerated and deemed to have vested as of the termination date. Any time-based Restricted Shares that have not vested as described above may not be transferred and will be forfeited on the date the Executive’s employment with the Company terminates.

A copy of the form of Restricted Stock Agreement issued to each Executives is filed as Exhibit 10.1 and incorporated herein by reference. The foregoing description of the Restricted Stock Agreement is not complete and is qualified in its entirety by reference to the full text of the Restricted Stock Agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Form of Restricted Stock Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETVIVO HOLDINGS, INC.

Date: September 14, 2021	By:	/s/ John Lai
	Name:	John Lai
	Title:	Chief Executive Officer